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                                                                     Exhibit 4.7

                         AMENDED RESTRUCTURING AGREEMENT

         This AMENDED RESTRUCTURING AGREEMENT (the "Agreement"), executed this 15th day of November, 2001, and effective to the extent provided in Section 1 hereof is entered into by and between Constellation 3D, Inc., a Delaware corporation (the "Company") and Sands Brothers Venture Capital, LLC, a New York limited liability company ("Venture Capital").

                               W I T N E S S E T H
                               - - - - - - - - - -


         WHEREAS, pursuant to the terms of that certain Placement Agency Agreement dated December 1, 1999, as amended on December 22, 1999, March 7, 2000, March 23, 2000, May 16, 2000, May 31, 2000, June 28, 2000, July 13, 2000
and August 2, 2000, and any other amendment or additional document executed on or before the date of this agreement and as supplemented by that certain letter agreement dated February 8, 2000, between the Company and Sands Brothers & Co., Ltd. (collectively, the "Placement Agency Agreement"), Sands Brothers & Co., Ltd. ("Sands Brothers") was retained by the Company to act as its placement agent and to perform, among other things, certain investment banking and financial advisory services for the Company (the "Relationship");

         WHEREAS, pursuant to the Relationship, Sands Brothers identified Venture Capital as a qualified subscriber to engage in a financing transaction with the Company (the "Venture Capital Financing"), which was consummated pursuant to that certain Securities Purchase Agreement dated March 23, 2000, by and between the Company and Venture Capital (the "Securities Purchase Agreement");

         WHEREAS, pursuant to the Securities Purchase Agreement, Venture Capital purchased and the Company issued and sold a 10% Subordinated Convertible Debenture dated March 24, 2000 (the "Debenture") in the principal amount of Four Million ($4,000,000) Dollars with a maturity date of September 24, 2001;

         WHEREAS, pursuant to that certain Settlement Agreement reached between the parties effective as of May 31, 2001, the Debenture and all of its terms remain in full force and effect;

         WHEREAS, pursuant to the Restructuring Agreement entered into by and between the parties on October 16, 2001, certain terms of the Debenture were amended and restructured;

         WHEREAS, the Company is in final negotiations for a $15 million investment (the "$15 Million Investment"). In the event the $15 Million Investment is made, the Company and Venture Capital have agreed to further amend and restructure certain terms of the Debenture and have agreed to do so pursuant to the terms hereof;

         NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, intending to be legally bound, the parties hereto hereby agree as follows:

         Section 1.  Effectiveness of this Agreement.
                     -------------------------------

         This Amended Restructuring Agreement shall become effective if and only if, and only at such time as there is a closing by the Company on the $15 Million Investment and the Company is in receipt of the funds thereunder. In the event the Company does not (i) close the $15 Million Investment on or before November 30, 2001 and (ii) fund the $15 Million Investment by December 31, 2001, this Amended Restructuring Agreement will be null and void ab initio and of no effect, legal or otherwise. In the event the $15 Million Investment is consummated, the Denture shall remain in full force and effect as amended by the Restructuring Agreement of October 16, 2001 and further amended by this Amended Restructuring Agreement.

         Section 2.  Extension of the Maturity Date of the Debenture.
                     -----------------------------------------------

         The Debenture issued to Venture Capital in the principal amount of Four Million ($4,000,000) Dollars, shall remain in full force and effect, provided however, that the maturity date of the principal amount with accrued interest thereon is hereby amended and the principal and accrued interest of the Debenture shall be payable as follows:

             a. Two Million Dollars ($2,000,000) of principal with accrued interest shall be paid in immediately available funds on the same business day that the Companyreceives the funds from the $15 Million Investment;

             b. From the gross proceeds of any debt and/or equity financings provided by anyone or any entity other than the specific investor(s) of the $15 Million Investment (or a result of a government grant) that close after October 30, 2001, the Company shall retire One Dollar ($1) of principal and interest for every Two Dollars ($2) in gross proceeds received on the same business day of the Company's receipt of the gross proceeds of such financings;

             c. In the event that Sands Brothers or any of its affiliates directly or indirectly introduces the Company to a potential investor (a "Sands Investor") and the Sands Investor provides financing (debt and/or equity) to the Company, then from the proceeds of any debt and/or equity financings provided by the Sands Investor, the Company shall retire One Dollar ($1) of principal and interest for every One Dollar ($1) in gross proceeds received on the same business day of the Company's receipt of the proceeds of such financings;

             d. All remaining principal and accrued interest shall be due and payable in full on September 24, 2003, subject to any earlier Event of Default (as defined in the Debenture) (the "Final Maturity Date")

         Section 3.  Notice. For purposes of this Agreement, notices and all
                     ------
other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid as follows:


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

    If to the Company:


    Constellation 3D, Inc.
    805 Third Avenue - 14/th/ Floor
    New York, NY 10022
    Attn: Craig Weiner, Esq., General Counsel
    Fax: (212)308-3572

    With a copy to:

    James Brandt, Esq.
    Jeff Tochner, Esq.
    Latham & Watkins
    885 Third Avenue
    New York, NY 10022
    Fax:

    If to Venture Capital:

    90 Park Avenue, 39/th/ Floor
    New York, NY 10016
    Attn: Steven B. Sands
    Fax: (212) 697-8035

    With a copy to:

    Littman Krooks & Roth P.C.
    655 Third Avenue, 20/th/ floor
    New York, NY 10017
    Attn: Mitchell C. Littman, Esq.
    Fax: (212) 490-2990

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

 Section 4.  Miscellaneous.
             -------------

    a.       Enforcement; Governing Law; Jurisdiction. This Agreement shall be
             ----------------------------------------
governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law principles.

    b.       Headings. The section and paragraph headings contained in this
             --------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


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

           c.  Counterparts. This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           d.  Entire Agreement. This Agreement constitutes the entire
               ----------------
agreement, and supersedes any and all prior agreements, and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof except as otherwise provided herein.

           e.  Severability. If any term or other provision of this Agreement is
               ------------
invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

           f.  Successors. This Agreement shall be binding upon and shall inure
               ----------
to the benefit of each of the parties hereto, and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns. The provisions of Section 2(a) hereof are intended to be for the benefit of, and shall be enforceable by, each Releasee and his, her or its, heirs and representatives.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


CONSTELLATION 3D, INC.


By: /s/ Michael Goldberg
    --------------------
Name:  Michael Goldberg
Title: Director of Legal Affairs



SANDS BROTHERS VENTURE CAPITAL, LLC


By: /s/ Howard Sterling
    --------------------
Name:  Howard Sterling
Title: Director of Member-Manager


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